Exhibit 10.34.1

FIFTH AMENDMENT

TO

LOAN AND SECURITY AGREEMENT

This Fifth Amendment to Loan and Security Agreement (this “Amendment”) is entered into as of January 31, 2012, between COMERICA BANK (“Bank”) and BAZAARVOICE, INC. (“Borrower”).

RECITALS

Borrower and Bank are parties to that certain Loan and Security Agreement dated as of July 18, 2007, as it may be amended from time to time, including, without limitation, by that certain First Amendment to Loan and Security Agreement dated as of November 30, 2008, that certain Second Amendment to Loan and Security Agreement dated as of July 20, 2009, that certain Third Amendment to Loan and Security Agreement dated as of January 22, 2010, and that certain Fourth Amendment to Loan and Security Agreement dated as of September 27, 2010 (as amended, the “Agreement”). The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1. Exhibit A to the Agreement is amended by adding or amending and restating the following defined terms to read in their entirety as follows:

“‘Applicable Reporting Period’ means (i) at all times before the date of Borrower’s initial public offering, 30 days, and (ii) on and after the date of Borrower’s initial public offering, 45 days.”

“‘Adjusted Revenue’ means, as of any date of determination, Borrower’s revenue for the twelve month period then ending, plus (or minus) the increase (or decrease) in Deferred Revenue during such period, all as determined in accordance with GAAP.”

“‘Capital Expenditures’ means for any for any period, with respect to any Person (without duplication), the aggregate of all expenditures incurred by such Person and its subsidiaries during such period for the acquisition or leasing (pursuant to a capitalized lease) of fixed or capital assets or additions to equipment, plant and property that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries, but excluding non-cash capitalized tenant improvements where the expenditure is incurred by the landlord rather than Borrower but Borrower is required to capitalize such expenditures under GAAP and expenditures made in connection with the reinvestment of insurance proceeds, condemnation proceeds or the net cash proceeds of asset sales.”

“‘Capitalized Software Expenses’ means capitalized software expenses, as determined in accordance with GAAP.”

“‘Cash Burn’ shall mean as of any date of determination, EBITDA of Borrower for the three month period ending on such date of determination, less any Capitalized Software Expenses made during such period, plus (or minus) the increase (or decrease) in Deferred Revenue during such period, all as determined in accordance with GAAP. For the avoidance of doubt, if the result of the above formula is a positive number, Cash Burn shall be equal to zero.”

“‘Consolidated Net Income (or Deficit)’ means the consolidated net income (or deficit) of any Person and its Subsidiaries, after deduction of all expenses, taxes, and other proper charges, determined in accordance with GAAP, after eliminating therefrom all extraordinary nonrecurring items of income.”

“‘Covenant Test Period’ means any period before the Qualified IPO Event during which the sum of Advances outstanding under the Revolving Line and amounts outstanding under the Letter of Credit/Credit Card Services Sublimit equals or exceeds Fifteen Million Dollars ($15,000,000.00).”

“‘Deferred Revenue’ means all amounts received in advance of performance and not yet recognized as revenue, as determined in accordance with GAAP.”

“‘EBITDA’ means with respect to any fiscal period an amount equal to the sum of (a) Consolidated Net Income of a Person and its Subsidiaries for such fiscal period, plus (b) in each case to the extent deducted in the calculation of such Person’s Consolidated Net Income and without duplication, (i) depreciation and amortization for such period, plus (ii) income tax expense for such period, plus (iii) interest expense paid or accrued during such period, plus (iv) non-cash expense associated with incentive equity compensation and issuances of equity securities without consideration, plus (v) non-cash expenses that are non-recurring, all as determined in accordance with GAAP.”

“‘Fifth Amendment Date’ means January 31, 2012.”

“‘Permitted Acquisition’ means the acquisition of all or substantially all of the capital stock or property of another Person, provided that, (a) no Event of Default has occurred, is continuing or would exist after giving effect to such acquisition, (b) such acquisition does not result in a Change in Control, (c) such acquisition is of a business or Person engaged in a line of business which is compatible with, or complementary to, the business of the Borrower, (d) Bank shall have received satisfactory evidence showing that the business or Person being acquired has positive EBITDA, (e) Borrower’s board of directors has approved such acquisition, and (f) the board of directors (or other Person(s) exercising similar functions) of the seller of the assets or issuer of the capital stock being acquired shall not have disapproved such transaction or recommended that such transaction be disapproved.”

“‘Qualified IPO Event’ means the receipt by Borrower of not less than Fifty Million Dollars ($50,000,000.00) of net proceeds from the sale of Borrower’s equity securities in Borrower’s initial public offering.”

“‘Renewal Rate Ratio’ means, as of any date of determination, the ratio equal to (i) the aggregate number of clients under service contracts (“Active Clients”) that were also Active Clients at the start of the three month period ending on such date of determination, divided by (ii) the number of Active Clients at the start of such three month period.”

“‘Revolving Line’ means, a Credit Extension (inclusive of any amounts outstanding under the Letter of Credit/Credit Card Services Sublimit) of up to Thirty Million Dollars ($30,000,000.00).”

“‘Revolving Maturity Date’ means January 31, 2015.”

“‘Shares’ means (i) sixty-five percent (65%) of the issued and outstanding capital stock, membership units, partnership interests or other securities owned or held of record by Borrower in any material Subsidiary or Affiliate of Borrower which is not an entity organized under the laws of the United States or any territory thereof, and (ii) one hundred percent (100%) of the issued and outstanding capital stock, membership units, partnership interest or other securities owned or held of record by Borrower in any material Subsidiary or Affiliate of Borrower which is an entity organized under the laws of the United States or any territory thereof.”

2. The definition of “Permitted Indebtedness” set forth in Exhibit A to the Agreement is amended and restated to read in its entirety as follows:

“‘Permitted Indebtedness’ means:

(a) Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;

(b) Indebtedness existing on the Closing Date and disclosed in the Schedule;

(c) Indebtedness not to exceed (i) $100,000 before the Qualified IPO Event and (ii) $500,000 after the Qualified IPO Event, in the aggregate in any fiscal year of Borrower secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness;

(d) Subordinated Debt;

(e) Indebtedness to trade creditors incurred in the ordinary course of business;

(f) Extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be;

(g) Indebtedness consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and

(h) Indebtedness incurred in the ordinary course of business with respect to surety bonds and similar obligations arising in the ordinary course of business.”

3. The definition of “Permitted Investment” set forth in Exhibit A to the Agreement is amended and restated in its entirety to read as follows:

“‘Permitted Investment’ means:

(a) Investments existing on the Closing Date disclosed in the Schedule;

(b) (i) Marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) Bank’s certificates of deposit maturing no more than one year from the date of investment therein, and (iv) Bank’s money market accounts;

(c) Investments accepted in connection with Permitted Transfers;

(d) Investments of Subsidiaries in or to other Subsidiaries or Borrower and Investments by Borrower in Subsidiaries not to exceed (i) $100,000 before the Qualified IPO Event and (ii) $150,000 after the Qualified IPO Event, in the aggregate in any fiscal year;

(e) Investments not to exceed (i) $100,000 before the Qualified IPO Event and (ii) $300,000 after the Qualified IPO Event, in the aggregate in any fiscal year consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plan agreements approved by Borrower’s Board of Directors;

(f) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business;

(g) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (h) shall not apply to Investments of Borrower in any Subsidiary;

(h) Joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrower do not exceed (i) $100,000 before the Qualified IPO Event and (ii) $1,000,000 after the Qualified IPO Event;

(i) Investments pursuant to version 1 of Borrower’s investment policy dated January 1, 2012 (the “2012 Policy”), and any amendment or supplement to or replacement of the 2012 Policy that has been approved by Borrower’s board of directors and approved by Bank in writing; and

(j) Other Investments not to exceed (i) $100,000 before the Qualified IPO Event and (ii) $250,000 after the Qualified IPO Event.”

4. The definition of “Permitted Liens” set forth in the Exhibit A of the Agreement is amended and restated to read in its entirety as follows:

“‘Permitted Liens’ means the following:

(a) Any Liens existing on the Closing Date and disclosed in the Schedule (excluding Liens to be satisfied with the proceeds of the Advances) or arising under this Agreement or the other Loan Documents;

(b) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Borrower maintains adequate reserves, provided the same have no priority over any of Bank’s security interests;

(c) Liens not to exceed (i) $100,000 before the Qualified IPO Event and (ii) $500,000 after the Qualified IPO Event, in the aggregate (i) upon or in any Equipment (other than Equipment financed by an Equipment Advance) acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such Equipment, or (ii) existing on such Equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment;

(d) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;

(e) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Sections 8.5 (attachment) or 8.9 (judgments);

(f) Non-exclusive licenses or sublicenses and (ii) exclusive licenses set forth on the Schedule granted in the ordinary course of Borrower’s business and, with respect to any licenses where Borrower is the licensee, any interest or title of a licensor or under any such license or sublicense;

(g) Carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(h) Deposits to secure the performance of bids, trade contracts (other than for borrowed money), contracts for the purchase of property, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, incurred in the ordinary course of business and not representing an obligation for borrowed money; and

(i) Liens in favor of other financial institutions arising in connection with Borrower’s investment accounts held at such institutions to secure standard fees for deposit services charged by, but not financing made available by such institutions, provided that Bank has a perfected security interest in the amounts held in such investment accounts.”

5. The definition of “Permitted Transfers” set forth in Exhibit A to the Agreement is amended and restated to read in its entirety as follows:

“‘Permitted Transfer’ means the conveyance, sale, lease, transfer or disposition by Borrower or any Subsidiary of:

(a) Inventory in the ordinary course of business;

(b) licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business;

(c) worn-out or obsolete Equipment not financed with the proceeds of Equipment Advances;

(d) other assets of Borrower or its Subsidiaries that do not in the aggregate exceed (i) $100,000 before the Qualified IPO Event and (ii) $500,000 after the Qualified IPO Event, during any fiscal year; or

(e) Transfers that constitute Permitted Liens and Permitted Investments.”

6. Section 2.1(b) of the Agreement is amended and restated to read in its entirety as follows:

“(b) Advances Under Revolving Line.

(i) Amount. Subject to and upon the terms and conditions of this Agreement (1) Borrower may request Advances in an aggregate outstanding amount not to exceed the lesser of (A) the Revolving Line or (B) the Borrowing Base, less any amounts outstanding under the Letter of Credit/Credit Card Services Sublimit, and (2) amounts borrowed pursuant to this Section 2.1(b) may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(b) shall be immediately due and payable. Borrower may repay any Advances without penalty or premium.

(ii) [Intentionally Omitted].

(iii) Form of Request. Whenever Borrower desires an Advance, Borrower will notify Bank by facsimile transmission or telephone no later than 3:00 p.m. Central time (1:00 p.m. Central time for wire transfers), on the Business Day that the Advance is to be made. Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit C. Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank’s discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Advances made under this Section 2.1(b) to Borrower’s deposit account.

(iv) Letter of Credit Sublimit. Subject to the availability under the Revolving Line, and in reliance on the representations and warranties of Borrower set forth herein, at any time and from time to time from the date hereof through the Business Day immediately prior to the Revolving Maturity Date, Bank shall issue for the account of Borrower such Letters of Credit as Borrower may request by delivering to Bank a duly executed letter of credit application on Bank’s standard form; provided, however, that the outstanding and undrawn amounts under all such Letters of Credit plus the aggregate limit of the corporate credit cards and merchant credit card processing reserves related to Credit Card Services (defined in Section 2.1(b)(v)) (i) shall not at any time exceed the Letter of Credit/Credit Card Services Sublimit, and (ii) shall be deemed to constitute Advances for the purpose of calculating availability under the Revolving Line. Unless otherwise approved by Bank in advance, all Letters of Credit shall be used to support Borrower’s leasehold deposit requirements. Any drawn but unreimbursed amounts under any Letters of Credit shall be charged as Advances against the Revolving Line. All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s form application and letter of credit agreement. Borrower will pay any standard issuance and other fees that Bank notifies Borrower it will charge for issuing and processing Letters of Credit.

(v) Credit Card Services Sublimit. Subject to the terms and conditions of this Agreement, Borrower may request corporate credit cards and standard and e-commerce merchant account services from Bank (collectively, the ‘Credit Card Services’). The aggregate limit of the corporate credit cards issued by Bank and merchant credit card processing reserves plus the outstanding and undrawn amounts under all Letters of Credit shall not exceed the Letter of Credit/Credit Card Services Sublimit, provided that availability under the Revolving Line shall be reduced by the aggregate limits of the corporate credit cards issued to Borrower by Bank and merchant credit card processing reserves. In addition, Bank may, in its sole discretion, charge as Advances any amounts that become due or owing to Bank in connection with the Credit Card Services. The terms and conditions (including repayment and fees) of such Credit Card Services shall be subject to the terms and conditions of the Bank’s standard forms of application and agreement for the Credit Card Services, which Borrower hereby agrees to execute.

(vi) Collateralization of Obligations Extending Beyond Maturity. If Borrower has not secured to Bank’s satisfaction its obligations with respect to any Letters of Credit or Credit Card Services by the Revolving Maturity Date, then, effective as of such date, the balance in any deposit accounts held by Bank and the certificates of deposit or time deposit accounts issued by Bank in Borrower’s name (and any interest paid thereon or proceeds thereof, including any amounts payable upon the maturity or liquidation of such certificates or accounts), shall automatically secure such obligations to the extent of the then continuing or outstanding and undrawn Letters of Credit or Credit Card Services; provided, however, that if there are insufficient balances in such accounts to secure such obligations, Borrower shall immediately deposit such additional funds as are necessary to fully secure such obligations. Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any requests by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the Letters of Credit or Credit Card Services are outstanding or continue to the extent that such drafts or requests would result in insufficient balances to secure such obligations.”

7. Section 2.5(b) of the Agreement is amended and restated to read in its entirety as follows:

“(b) Early Termination Fee. If this Agreement is terminated before the latest expiration date of any credit facility hereunder and the credit facilities are not refinanced by Bank, Borrower shall pay an early termination fee in the amount of Fifty Thousand Dollars ($50,000.00); and”

8. Section 2.5(d) of the Agreement is amended and restated to read in its entirety as follows:

“(d) Commitment Fees. Nonrefundable commitment fees each in the amount of Fifty Thousand Dollars ($50,000.00), and payable:

(i) on the Fifth Amendment Date; and

(ii) on the earlier to occur of (a) the date that is 365 days after the Fifth Amendment Date, and (b) the date that this Agreement is terminated.”

9. New Section 4.5 is added to the Agreement to read in its entirety as follows:

“4.5 Shares. Borrower hereby pledges, assigns and grants to Bank a security interest in all the Shares, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. The certificate or certificates for the Shares, if applicable, will be delivered to Bank within 14 days of the Fifth Amendment Date, accompanied by an instrument of assignment duly executed in blank by Borrower. To the extent required by the terms and conditions governing the Shares, Borrower shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares. Upon the occurrence and during the continuance of an Event of Default hereunder, Bank may effect the transfer of any securities included in the Collateral into the name of Bank and cause new certificates representing such securities to be issued in the name of Bank or its transferee. Borrower will execute and deliver such documents, and take or cause to be taken such actions, as Bank may reasonably request to perfect or continue the perfection of Bank’s security interest in the Shares and securities constituting Collateral. Unless an Event of Default shall have occurred and be continuing, Borrower shall be entitled to exercise any voting rights with respect to the Shares or other securities and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and continuance of an Event of Default.”

10. The second sentence of Section 5.3 of the Agreement is amended and restated to read in its entirety as follows:

“Except as permitted under Section 7.10, all Collateral is located solely in the Collateral States.”

11. Section 5.12 of the Agreement is amended and restated to read in its entirety as follows:

“5.12 Inbound Licenses. Except as disclosed on the Schedule, Borrower is not a party to, nor is bound by, any material inbound license agreement in which Borrower is a licensee that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license agreement.”

12. New Section 5.14 is added to the Agreement to read in its entirety as follows:

5.14 Shares. Borrower has full power and authority to create a first lien on the Shares and no disability or contractual obligation exists that would prohibit Borrower from pledging the Shares pursuant to this Agreement. There are no subscriptions, warrants, rights of first refusal or other restrictions on, or options exercisable with respect to the Shares. The Shares have been and will be duly authorized and validly issued, and are fully paid and non-assessable. To the best of Borrower’s knowledge, the Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and Borrower knows of no reasonable grounds for the institution of any such proceedings.”

13. Section 6.2 of the Agreement is amended and restated to read in its entirety as follows:

“6.2 Financial Statements, Reports, Certificates. Borrower shall deliver to Bank: (i) as soon as available, but in any event within the Applicable Reporting Period after the end of each calendar month, a company prepared consolidated and consolidating balance sheet, income statement and statement of cash flows, prepared in accordance with GAAP, consistently applied, covering Borrower’s operations during such period, in a form reasonably acceptable to Bank and certified by a Responsible Officer; (ii) as soon as available, but in any event within 150 days after the end of Borrower’s fiscal year, audited consolidated and consolidating financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an opinion which is unqualified or otherwise consented to in writing by Bank on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank; (iii) if applicable, copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (iv) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of $100,000 or more; (v) promptly upon receipt, each management letter prepared by Borrower’s independent certified public accounting firm regarding Borrower’s management control systems; (vi) as soon as available, but in any event no later than April 30 of each year, board approved annual financial projections (which projections shall include quarterly balance sheets, quarterly income statements and quarterly cash flow statements and be in form reasonably acceptable to Bank) for the then current or next fiscal year of Borrower, as applicable (any board approved changes to Borrower’s projections shall be reported to Bank within 30 days of the date of any such approval), provided, that Borrower provides Bank with copies of the monthly balance sheets, income statements and cash flow statements upon which the quarterly projections are based; (vii) such other budgets, sales projections, operating plans or other financial information generally prepared by Borrower in the ordinary course of business as Bank may reasonably request from time to time; and (viii) upon Bank’s request, within the Applicable Reporting Period after the last day of each fiscal quarter, a report signed by Borrower, in form reasonably acceptable to Bank, listing any applications or registrations that Borrower has made or filed in respect of any Patents, Copyrights or Trademarks and the status of any outstanding applications or registrations, as well as any material change in Borrower’s Intellectual Property Collateral, including but not limited to any subsequent ownership right of Borrower in or to any Trademark, Patent or Copyright not specified in Exhibits A, B, and C of any Intellectual Property Security Agreement delivered to Bank by Borrower in connection with this Agreement.

(a) Within the Applicable Reporting Period after and as of the last day of each month, Borrower shall deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit D hereto, together with aged listings by invoice date of accounts receivable and accounts payable.

(b) Within the Applicable Reporting Period after and as of the last day of each month, Borrower shall deliver to Bank with the monthly financial statements, a Compliance Certificate certified as of the last day of the applicable month and signed by a Responsible Officer in substantially the form of Exhibit E hereto.

(c) Within (i) the Applicable Reporting Period after and as of the last day of each quarter, Borrower shall deliver to Bank a customer bookings report, detailing such quarter’s customer bookings, and (ii) the Applicable Reporting Period after and as of the last day of each fiscal quarter of Borrower, Borrower shall deliver to Bank a renewal rate report, detailing such fiscal quarter’s service contract renewal rates, each in form and detail acceptable to Bank. The renewal rate report shall include, without limitation, the dollar value and the identity of the account debtor associated with each service contract on such report.

(d) As soon as possible and in any event within 3 calendar days after becoming aware of the occurrence or existence of an Event of Default hereunder, a written statement of a Responsible Officer setting forth details of the Event of Default, and the action which Borrower has taken or proposes to take with respect thereto.

(e) Bank shall have a right from time to time hereafter to audit Borrower’s Accounts and appraise Collateral at Borrower’s expense, provided that such audits will be conducted no more often than every 6 months (not including the initial audit) unless an Event of Default has occurred and is continuing.

Borrower may deliver to Bank on an electronic basis any certificates, reports or information required pursuant to this Section 6.2, and Bank shall be entitled to rely on the information contained in the electronic files, provided that Bank in good faith believes that the files were delivered by a Responsible Officer. If Borrower delivers this information electronically, it shall also deliver to Bank by U.S. Mail, reputable overnight courier service, hand delivery, facsimile or .pdf file within 5 Business Days of submission of the unsigned electronic copy the certification of monthly financial statements, the intellectual property report, the Borrowing Base Certificate and the Compliance Certificate, each bearing the physical signature of the Responsible Officer.”

14. Section 6.6 of the Agreement is amended and restated to read in its entirety as follows:

“6.6 Primary Depository. Borrower shall maintain all its U.S. dollar depository, operating and investment accounts held in the United States with Bank or Bank’s Affiliates governed by a control agreement satisfactory to Bank. Notwithstanding the foregoing, after the Qualified IPO Event and if Borrower maintains investment accounts with Bank or Bank’s Affiliates with an aggregate balance of at least Thirty Million Dollars ($30,000,000), Borrower shall be permitted to maintain investment accounts with financial institutions other than Bank or Bank’s Affiliates, provided that such investment accounts are governed by control agreements in form and substance acceptable to Bank.”

15. Section 6.7 of the Agreement is amended and restated to read in its entirety as follows:

“6.7 Financial Covenant. Borrower shall maintain at all times during any Covenant Test Period, the following financial covenants, which shall be tested monthly:

(a) Adjusted Revenue. Adjusted Revenue of not less than (i) Seventy Five Million Dollars ($75,000,000.00) until April 29, 2012, and (ii) One Hundred Million Dollars ($100,000,000.00) on April 30, 2012, and at all times thereafter.

(b) Minimum Cash. As of any date of determination, a balance of Cash at Bank of not less than Cash Burn for the three month period then ending.”

16. Section 6.9 of the Agreement is amended and restated to read in its entirety as follows:

“6.9 Consent of Inbound Licensors. Prior to entering into or becoming bound by any material inbound license agreement in which Borrower is a licensee, Borrower shall: (i) provide written notice to Bank of the material terms of such license agreement with a description of its likely impact on Borrower’s business or financial condition; and (ii) in good faith use commercially reasonable efforts to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for Borrower’s interest in such licenses or contract rights to be deemed Collateral and for Bank to have a security interest in it that might otherwise be restricted by the terms of the applicable license agreement, whether now existing or entered into in the future, provided, however, that the failure to obtain any such consent or waiver shall not constitute a default under this Agreement.”

17. New Section 6.12 is added to the Agreement to read in its entirety as follows:

“6.12 Creation/Acquisition of Subsidiaries. In the event Borrower or any of its Subsidiaries creates or acquires any Subsidiary after the Closing Date, Borrower shall, and shall cause each such Subsidiary to (a) promptly notify Bank of the creation or acquisition of such new Subsidiary, (b) if such new Subsidiary is a domestic Subsidiary, take all such action as may be reasonably required by Bank to cause such domestic Subsidiary to (i) guaranty the Obligations and (ii) grant Bank a first priority perfected security interest in all of its assets to secure the Obligations, and (c) grant and pledge to Bank a perfected security interest in the stock, units or other evidence of ownership of each such new Subsidiary (not to exceed 65% of the equity securities of any Subsidiary that is not a domestic Subsidiary).”

18. Section 7.2 of the Agreement is amended and restated to read in its entirety as follows:

“7.2 Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year; Change in Control. Change its name or the Borrower State or relocate its chief executive office without 15 Business Days prior written notification to Bank; replace its chief executive officer or chief financial officer without 4 Business Days written notification to Bank after such replacement, provided, that if Borrower is required to publicly disclose the replacement of either such officer sooner than 4 Business Days after any replacement, Bank shall get written notice of the replacement on the same date; engage in any business, or permit any of its Subsidiaries to engage in any business, other than or reasonably related or incidental to the businesses currently engaged in by Borrower; change its fiscal year end; or have a Change in Control.

19. Section 7.3 of the Agreement is amended and restated to read in its entirety as follows:

“7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except for (i) at all times prior to the Qualified IPO Event, Permitted Acquisitions that do not in the aggregate exceed Five Million Dollars ($5,000,000.00) at any time during the term of this Agreement, and (ii) at all times after the Qualified IPO Event, Permitted Acquisitions that do not in the aggregate exceed Twenty Five Million Dollars ($25,000,000.00) at any time during the term of this Agreement.”

20. Section 7.6 of the Agreement is amended and restated to read in its entirety as follows:

“7.6 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, except that Borrower may (i) repurchase the stock of former employees and service providers pursuant to stock repurchase agreements in an aggregate annual amount not to exceed (a) One Hundred Thousand Dollars ($100,000) prior to a Qualified IPO Event and (b) Five Hundred Thousand Dollars ($500,000) after the Qualified IPO Event, as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase, (ii) pay dividends in common stock, (iii) make payments in lieu of the issuance of fractional shares; provided, that the aggregate amount of such payments made during a fiscal year, when added to the aggregate amount of payments made under clause (i) above during such fiscal year, does not exceed (a) One Hundred Thousand Dollars ($100,000) prior to the Qualified IPO Event and (b) Five Hundred Thousand Dollars ($500,000) after the Qualified IPO Event, and (iv) conversion of convertible securities pursuant to the terms of such securities or otherwise in exchange thereof.”

21. Section 7.8 of the Agreement is amended and restated to read in its entirety as follows:

“7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for (i) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, (ii) transactions with Subsidiaries that are expressly permitted under this Agreement,

(iii) compensation arrangements and benefit plans with directors, officers and other employees of Borrower and its Subsidiaries entered into or maintained in the ordinary course of business, and (iv) cash equity raises with Borrower’s existing investors.”

22. Section 7.10 of the Agreement is amended and restated to read in its entirety as follows:

“7.10 Inventory and Equipment. Store the Inventory or the Equipment having an aggregate book value in excess of One Hundred Thousand Dollars ($100,000) with a bailee, warehouseman, or similar third party unless the third party has been notified of Bank’s security interest and Bank (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Bank’s benefit or (b) is in possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment; provided, however, that the aggregate book value of all Equipment and Inventory at all locations not subject to the foregoing requirements shall not exceed Five Hundred Thousand Dollars ($500,000) at any time. Except for Inventory sold in the ordinary course of business and movable items of personal property such as laptop computers and except for such other locations as Bank may otherwise approve in writing, Borrower shall keep the Inventory and Equipment only at the location set forth in Section 10 and such other locations of which Borrower gives Bank prior written notice and as to which Bank files a financing statement where needed to perfect its security interest. Notwithstanding anything to the contrary set forth herein, Borrower shall deliver, or cause to be delivered, to Bank a fully executed landlord’s waiver for Borrower’s chief executive office location.”

23. New Section 7.12 is added to the Agreement to read in its entirety as follows:

“7.12 Expenditures.

(a) Make Capital Expenditures in an aggregate amount in excess of (i) Three Million Dollars ($3,000,000.00) during each of Borrower’s 2012, 2013 and 2014 fiscal years and (ii) Five Million Dollars ($5,000,000) during Borrower’s 2015 fiscal year and any fiscal year thereafter.

(b) Have Capitalized Software Expenses in an aggregate amount in excess of (i) Eight Million Dollars ($8,000,000.00) during each of Borrower’s 2012, 2013 and 2014 fiscal years and (ii) Ten Million Dollars ($10,000,000) during Borrower’s 2015 fiscal year and any fiscal year thereafter.”

24. Section 8.2 of the Agreement is amended and restated to read in its entirety as follows:

“8.2 Covenant Default.

(a) If Borrower fails to perform any obligation under Section 6.2, 6.4, 6.5, 6.6, 6.7, 6.11 or 6.12 or violates any of the covenants contained in Article 7 of this Agreement;

(b) If Borrower fails or neglects to perform any obligation under Sections 6.1, 6.3, 6.8, 6.9 or 6.10 and has failed to cure such default within 10 days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; however during such cure period no Credit Extensions will be made; or

(c) If Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within ten (10) days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not without Bank’s consent exceed thirty (30) days) to attempt to cure such default, so long as Borrower continues to diligently attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made;”

25. Section 8.4 of the Agreement is amended and restated to read in its entirety as follows:

“8.4 Defective Perfection. If Bank shall receive at any time following the Closing Date an SOS Report indicating that except for Permitted Liens that are not required to be subordinate to Bank’s Liens, Bank’s security interest in the Collateral is not prior to all other security interests or Liens of record reflected in the report and, with respect to erroneous filings only, Borrower shall fail to provide evidence satisfactory to Bank, within ten (10) days thereof, that, except for Permitted Liens that are not required to be subordinate to Bank’s Liens, Bank’s security interest in the Collateral is prior to all other security interests or Liens of record;”

26. Section 8.7 of the Agreement is amended and restated to read in its entirety as follows:

“8.7 Other Agreements. If there is a default or other failure to perform in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of (a) One Hundred Thousand Dollars ($100,000) prior to the Qualified IPO Event and (b) Two Hundred Fifty Thousand Dollars ($250,000) after the Qualified IPO Event or that would reasonably be expected to have a Material Adverse Effect;”

27. Section 8.9 of the Agreement is amended and restated to read in its entirety as follows:

“8.9 Judgments; Settlements.

(a) If one or more (i) judgments, orders, decrees or arbitration awards requiring the Borrower and/or its Subsidiaries to pay an aggregate amount of (i) One Hundred Thousand Dollars ($100,000) or greater prior to the Qualified IPO Event and (ii) Two Hundred Fifty Thousand Dollars ($250,000) or greater after the Qualified IPO Event shall be rendered against Borrower and/or its Subsidiaries and the same shall not have been vacated or stayed within ten (10) days thereafter (provided that no Credit Extensions will be made prior to such matter being vacated or stayed); or

(b)(i) If prior to the Qualified IPO Event, one or more settlements is agreed to by Borrower and/or its Subsidiaries for the payment by Borrower and/or its Subsidiaries of an aggregate amount of One Hundred Thousand Dollars ($100,000) or greater and (ii) if after the Qualified IPO Event, any single settlement for the payment of money by Borrower and/or its Subsidiaries is agreed to by Borrower and/or its Subsidiaries in an amount of Two Hundred Fifty Thousand Dollars ($250,000) or greater, provided, that the aggregate maximum amount of all such settlements may not exceed One Million Dollars ($1,000,000) during the term of this Agreement; or”

28. Exhibit D to the Agreement is hereby deleted and replaced with Exhibit D attached hereto.

29. Exhibit E to the Agreement is hereby deleted and replaced with Exhibit E attached hereto.

30. Exhibit F to the Agreement is hereby deleted and replaced with Exhibit F attached hereto.

31. The Schedule of Exceptions is hereby deleted and replaced with the Schedule of Exceptions attached hereto.

32. No course of dealing on the part of Bank or its officers, nor any failure or delay in the exercise of any right by Bank, shall operate as a waiver thereof, and any single or partial exercise of any such right shall not preclude any later exercise of any such right. Bank’s failure at any time to require strict performance by Borrower of any provision shall not affect any right of Bank thereafter to demand strict compliance and performance. Any suspension or waiver of a right must be in writing signed by an officer of Bank.

33. Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof.

34. Borrower waives, discharges, and forever releases Bank, Bank’s employees, officers, directors, attorneys, stockholders, and their successors and assigns, from and of any and all claims, causes of action, allegations or assertions that Borrower has or may have had at any time up through and including the date of this Amendment, against any or all of the foregoing, regardless of whether any such claims, causes of action, allegations or assertions are known to Borrower or whether any such claims, causes of action, allegations or assertions arose as result of Bank’s actions or omissions in connection with the Loan Documents, or any amendments, extensions or modifications thereto, or Bank’s administration of the Obligations or otherwise. BORROWER WAIVES THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, AS IT MAY BE AMENDED FROM TIME TO TIME, WHICH STATES:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

35. Borrower represents and warrants that the Representations and Warranties contained in the Agreement are true and correct as of the date of this Amendment, and that no Event of Default has occurred and is continuing.

36. Within 14 days after the Fifth Amendment Date, Borrower shall deliver to Bank the certificate(s) for the Shares, together with two (2) original instruments of assignment with respect to each certificate evidencing the Shares, duly executed in blank by Borrower.

37. Within 90 days after the Fifth Amendment Date, Borrower shall deliver, or cause to be delivered to Bank, lessor’s acknowledgments and bailment agreements, as applicable, for all Collateral locations where Collateral with an aggregate book value in excess of $100,000 is located.

38. As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

(a) this Amendment, executed by Borrower;

(b) a Prime Referenced Rate Addendum to Loan and Security Agreement, executed by Borrower;

(c) an Itemization of Amount Financed Disbursement Instructions (Revolver), executed by Borrower;

(d) a Certificate of the Secretary of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Amendment;

(e) the Fifty Thousand Dollar ($50,000.00) non-refundable commitment fee referenced in Section 2.5(d)(i) of the Agreement, which may be debited from any of Borrower’s accounts;

(f) all reasonable Bank Expenses incurred through the date of this Amendment, which may be debited from any of Borrower’s accounts; and

(g) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

39. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

BAZAARVOICE, INC.

By: /s/ Stephen Collins
Name:	Stephen Collins
Title:	CFO

COMERICA BANK

By: /s/ Stephen Bitter
Name:	Stephen Bitter
Title:	Vice President

EXHIBIT D

Form of Borrowing Base Certificate

Borrower: Commitment Amount:	BAZAARVOICE, INC. $30,000,000.00	Bank:	Comerica Bank Technology & Life Sciences Division Loan Analysis Department 300 W. Sixth Street, Suite 1300 Austin, TX 78701 Fax: (512) 427-7178

ELIGIBLE MONTHLY SERVICE FEES

1. Total Monthly Recurring Service Fees	$
2. Ineligible Monthly Recurring Service Fees	$
3. TOTAL ELIGIBLE MONTHLY SERVICE FEES (#1 minus #2 multiplied by %*)	$

BALANCES
4. Maximum Loan Amount		$30,000,000.00
5. Total Funds Available (the lesser of #3 or #4)	$
6. Outstanding under Sublimits (Letter of Credit/Credit Card Services Sublimit)	$
7. Present balance outstanding on Line of Credit	$
8. Reserve Position (#5 minus #6 and #7)	$

*	Insert applicable Renewal Rate Ratio

The undersigned represents and warrants that the foregoing is true, complete and correct, and that the information reflected in this Borrowing Base Certificate complies with the representations and warranties set forth in the Loan and Security Agreement between the undersigned and Comerica Bank.

Comments:		BANK USE ONLY

Rec’d By:
Date:
Reviewed By:
Date:

Authorized Signer

Exhibit D — Page 1

EXHIBIT E

Form of Compliance Certificate

Please send all Required Reporting to:	Comerica Bank Technology & Life Sciences Division Loan Analysis Department 300 W. Sixth St., Suite 1300 Austin, TX 78701 Fax: (512) 427-7178
From: BAZAARVOICE, INC.	Email: tlstxcompliance@comerica.com

The undersigned authorized Officer of Bazaarvoice, Inc. (“Borrower”), hereby certifies that in accordance with the terms and conditions of the Loan and Security Agreement between Borrower and Bank (as amended from time to time, the “Agreement”), (i) Borrower is in complete compliance for the period ending             with all required covenants, including without limitation the ongoing registration of intellectual property rights in accordance with Section 6.8, except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct in all material respects as of the date hereof. Attached herewith are the required documents supporting the above certification. The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under “Complies” column.

REPORTING COVENANTS	REQUIRED		COMPLIES

Company Prepared F/S	Monthly, within 30 days (45 days post-IPO)		YES	NO

Compliance Certificate	Monthly, within 30 days (45 days post-IPO)		YES	NO

CPA Audits, Unqualified F/S	Annually, within 150 days of FYE		YES	NO

Board Approved Projections	Annually, by 4/30 of each year		YES	NO

Bookings Report	Quarterly, within 30 days (45 days post-IPO)		YES	NO

Renewal Rate Report	Quarterly, within 30 days (45 days post-IPO)		YES	NO

A/R Aging	Monthly, within 30 days (45 days post-IPO)		YES	NO

A/P Aging	Monthly, within 30 days (45 days post-IPO)		YES	NO

Borrowing Base Certificate	Monthly, within 30 days (45 days post-IPO)		YES	NO

Intellectual Property Report	Quarterly, within 30 days (45 days post-IPO)

If Public:

10-Q	Quarterly, within 5 days of SEC filing (50 days)		YES	NO

10-K	Annually, within 5 days of SEC filing (95 days)		YES	NO

FINAICIAL COVENANTS	REQUIRED	ACTUAL	COMPLIES
TO BE TESTED MONTHLY, DURING ANY COVENANT TEST PERIOD
Adjusted Revenue	At all times before 4/30/12: $75,000,000.00 On 4/30/12 and thereafter: $100,000,000.00 $		YES	NO
Cash at Bank	See Section 6.7(b) $		YES	NO

EXPENDITURE COVENANTS	REQUIRED	ACTUAL	COMPLIES

Capital Expenditures	< $3,000,000.00 annually $		YES	NO

Capitalized Software Expenses	< $10,000,000.00 annually $		YES	NO

Exhibit E — Page 1

Please Enter Below Comments Regarding Covenant Violations:

The Officer further acknowledges that at any time Borrower is not in compliance with all the terms set forth in the Agreement, including, without limitation, the financial covenants, no credit extensions will be made.

Very truly yours,		BANK USE ONLY

Rec’d By:
Authorized Signer	Date:
Reviewed By:
Date:
Name:	Financial Compliance Status: YES/NO

Title:

Exhibit E — Page 2

EXHIBIT F

Prime Referenced Rate Addendum

To Loan and Security Agreement

This Prime Referenced Rate Addendum to Loan and Security Agreement (this “Addendum”) is entered into as of January 31, 2012, by and between Comerica Bank (“Bank”) and Bazaarvoice, Inc. (“Borrower”). This Addendum supplements the terms of the Loan and Security Agreement dated as of July 18, 2007 (as the same may be amended, modified, supplemented, extended or restated from time to time, the “Agreement”).

1. Definitions. As used in this Addendum, the following terms shall have the following meanings. Initially capitalized terms used and not defined in this Addendum shall have the meanings ascribed thereto in the Agreement.

a. “Applicable Margin” means zero percent (0%) per annum.

b. “Business Day” means any day, other than a Saturday, Sunday or any other day designated as a holiday under Federal or applicable State statute or regulation, on which Bank is open for all or substantially all of its domestic and international business (including dealings in foreign exchange) in San Jose, California, and, in respect of notices and determinations relating the Daily Adjusting LIBOR Rate, also a day on which dealings in dollar deposits are also carried on in the London interbank market and on which banks are open for business in London, England.

c. “Change in Law” means the occurrence, after the date hereof, of any of the following: (i) the adoption or introduction of, or any change in any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not applicable to Bank on such date, or (ii) any change in interpretation, administration or implementation thereof of any such law, treaty, rule or regulation by any Governmental Authority, or (iii) the issuance, making or implementation by any Governmental Authority of any interpretation, administration, request, regulation, guideline, or directive (whether or not having the force of law), including any risk-based capital guidelines. For purposes of this definition, (x) a change in law, treaty, rule, regulation, interpretation, administration or implementation shall include, without limitation, any change made or which becomes effective on the basis of a law, treaty, rule, regulation, interpretation administration or implementation then in force, the effective date of which change is delayed by the terms of such law, treaty, rule, regulation, interpretation, administration or implementation, and (y) the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub. L. 111-203, H.R. 4173) and all requests, rules, regulations, guidelines, interpretations or directives promulgated thereunder or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or promulgated, whether before or after the date hereof, and (z) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall each be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

Exhibit F — Page 1

d. “Daily Adjusting LIBOR Rate” means, for any day, a per annum interest rate which is equal to the quotient of the following:

(1)	for any day, the per annum rate of interest determined on the basis of the rate for deposits in United States Dollars for a period equal to one (1) month appearing on Page BBAM of the Bloomberg Financial Markets Information Service as of 8:00 a.m. (California time) (or as soon thereafter as practical) on such day, or if such day is not a Business Day, on the immediately preceding Business Day. In the event that such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service) on any day, the “Daily Adjusting LIBOR Rate” for such day shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be reasonably selected by Bank, or in the absence of such other service, the “Daily Adjusting LIBOR Rate” for such day shall, instead, be determined based upon the average of the rates at which Bank is offered dollar deposits at or about 8:00 a.m. (California time) (or as soon thereafter as practical), on such day, or if such day is not a Business Day, on the immediately preceding Business Day, in the interbank eurodollar market in an amount comparable to the outstanding principal amount of the Obligations and for a period equal to one (1) month;

divided by

(2)	1.00 minus the maximum rate (expressed as a decimal) on such day at which Bank is required to maintain reserves on “Euro-currency Liabilities” as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Bank is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category.

e. “Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, any supranational bodies such as the European Union or the European Central Bank).

f. “LIBOR Lending Office” means Bank’s office located in the Cayman Islands, British West Indies, or such other branch of Bank, domestic or foreign, as it may hereafter designate as its LIBOR Lending Office by notice to Borrower.

Exhibit F — Page 2

g. “Prime Rate” means the per annum interest rate established by Bank as its prime rate for its borrowers, as such rate may vary from time to time, which rate is not necessarily the lowest rate on loans made by Bank at any such time.

h. “Prime Referenced Rate” means, for any day, a per annum interest rate which is equal to the Prime Rate in effect on such day, but in no event and at no time shall the Prime Referenced Rate be less than the sum of the Daily Adjusting LIBOR Rate for such day plus two and one-half percent (2.50%) per annum. If, at any time, Bank determines that it is unable to determine or ascertain the Daily Adjusting LIBOR Rate for any day, the Prime Referenced Rate for each such day shall be the Prime Rate in effect at such time, but not less than two and one-half percent (2.50%) per annum.

2. Interest Rate Options. Subject to the terms and conditions of this Addendum, the Obligations under the Agreement shall bear interest at the Prime Referenced Rate plus the Applicable Margin.

3. Payment of Interest. Accrued and unpaid interest on the unpaid balance of the Obligations outstanding under the Agreement shall be payable monthly, in arrears, on the eighteenth (18th) day of each month, until maturity (whether as stated herein, by acceleration, or otherwise). In the event that any payment under this Addendum becomes due and payable on any day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day, and, to the extent applicable, interest shall continue to accrue and be payable thereon during such extension at the rates set forth in this Addendum. Interest accruing hereunder shall be computed on the basis of a year of 360 days, and shall be assessed for the actual number of days elapsed, and in such computation, effect shall be given to any change in the applicable interest rate as a result of any change in the Prime Referenced Rate on the date of each such change.

4. Bank’s Records. The amount and date of each advance under the Agreement, its applicable interest rate and the amount and date of any repayment shall be noted on Bank’s records, which records shall be conclusive evidence thereof, absent manifest error; provided however, any failure by Bank to make any such notation, or any error in any such notation, shall not relieve Borrower of its obligations to repay Bank all amounts payable by Borrower to Bank under or pursuant to this Addendum and the Agreement, when due in accordance with the terms hereof.

5. Default interest Rate. From and after the occurrence and during the continuance of any Event of Default, and so long as any such Event of Default remains unremedied or uncured thereafter, the Obligations outstanding under the Agreement shall bear interest at a per annum rate of the lesser of (i) five percent (5%) above the otherwise applicable interest rate hereunder or (ii) the maximum rate permitted under applicable law, which interest shall be payable upon demand. In addition to the foregoing, a late payment charge equal to the lesser of (i) five percent (5%) of each late payment hereunder or (ii) the maximum amount permitted under applicable law, may be charged on any payment not received by Bank within ten (10) calendar days after the payment due date therefor, but acceptance of payment of any such charge shall not constitute a waiver of any Event of Default under the Agreement. In no event shall the interest payable under this Addendum and the Agreement at any time exceed the maximum rate permitted by law.

Exhibit F — Page 3

6. Prepayment. Borrower may prepay all or part of the outstanding balance of any Obligations at any time without premium or penalty. Any prepayment hereunder shall also be accompanied by the payment of all accrued and unpaid interest on the amount so prepaid. Borrower hereby acknowledges and agrees that the foregoing shall not, in any way whatsoever, limit, restrict, or otherwise affect Bank’s right to make demand for payment of all or any part of the Obligations under the Agreement due on a demand basis in Bank’s sole and absolute discretion.

7.	Regulatory Developments or Other Circumstances Relating to the Daily Adjusting LIBOR Rate.

a. If any Change in Law shall: (a) subject Bank to any tax, duty or other charge with respect to this Addendum or any Obligations under the Agreement, or shall change the basis of taxation of payments to Bank of the principal of or interest under this Addendum or any other amounts due under this Addendum in respect thereof (except for changes in the rate of tax on the overall net income of Bank or its LIBOR Lending Office imposed by the jurisdiction in which Bank’s principal executive office or LIBOR Lending Office is located); or (b) impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Bank, or shall impose on Bank or the foreign exchange and interbank markets any other condition affecting this Addendum or the Obligations; and the result of any of the foregoing is to increase the cost to Bank of maintaining any part of the Obligations or to reduce the amount of any sum received or receivable by Bank under this Addendum by an amount deemed by Bank to be material, then Borrower shall pay to Bank, within fifteen (15) days of Borrower’s receipt of written notice from Bank demanding such compensation, such additional amount or amounts as will compensate Bank for such increased cost or reduction. A certificate of Bank, prepared in good faith and in reasonable detail by Bank and submitted by Bank to Borrower, setting forth the basis for determining such additional amount or amounts necessary to compensate Bank shall be conclusive and binding for all purposes, absent manifest error.

b. In the event that any Change in Law affects or would affect the amount of capital required or expected to be maintained by Bank (or any corporation controlling Bank), and Bank determines that the amount of such capital is increased by or based upon the existence of any obligations of Bank hereunder or the maintaining of any Obligations, and such increase has the effect of reducing the rate of return on Bank’s (or such controlling corporation’s) capital as a consequence of such obligations or the maintaining of such Obligations to a level below that which Bank (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy), then Borrower shall pay to Bank, within fifteen (15) days of Borrower’s receipt of written notice from Bank demanding such compensation, additional amounts as are sufficient to compensate Bank (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which Bank reasonably determines to be allocable to the existence of any obligations of Bank hereunder or to maintaining any Obligations. A certificate of Bank as to the amount of such compensation, prepared in good faith and in reasonable detail by Bank and submitted by Bank to Borrower, shall be conclusive and binding for all purposes absent manifest error.

Exhibit F — Page 4

8. Legal Effect. Except as specifically modified hereby, all of the terms and conditions of the Agreement remain in full force and effect.

9. Conflicts. As to the matters specifically the subject of this Addendum, in the event of any conflict between this Addendum and the Agreement, the terms of this Addendum shall control.

10. Amendment and Restatement. This Addendum amends, restates and replaces in its entirety that certain Prime Referenced Rate Addendum to Loan and Security Agreement dated as of September 27, 2010 between Borrower and Bank.

IN WITNESS WHEREOF, the parties have agreed to the foregoing as of the date first set forth above.

COMERICA BANK		BAZAARVOICE, INC.

By: /s/ Stephen Bitter		By: /s/ Stephen Collins
Name:	Stephen Bitter	Name:	Stephen Collins
Title:	Vice President	Title:	CFO

Exhibit F — Page 5

SCHEDULE OF EXCEPTIONS

Permitted Indebtedness (Exhibit A)

[None.]

Permitted Investments (Exhibit A)

Subsidiaries

Bazaarvoice Ltd. (UK company)

Bazaarvoice AB (Swedish company)

Bazaarvoice Sarl (French company)

Bazaarvoice Pte Limited (Singapore company)

Bazaarvoice B.V. (Dutch company)

Bazaarvoice GmbH (German company)

Permitted Liens (Exhibit A)

[None.]

Prior Names (Section 5.5)

None.

Litigation (Section 5.6)

[None.]

Inbound Licenses (Section 5.12)

[None.]

COMERICA BANK

Member FDIC

ITEMIZATION OF AMOUNT FINANCED

DISBURSEMENT INSTRUCTIONS

(Revolver)

Name: Bazaarvoice, Inc.	Date: January 31, 2012

$30,000,000.00	credited to deposit account No. 1880965361 when Advances are requested or disbursed to Borrower by cashiers check or wire transfer

Amounts paid to others on your behalf:

$	to Comerica Bank for Loan Fee
$	to Comerica Bank for Document Fee
$	to Comerica Bank for accounts receivable audit (estimate)
$	to Bank counsel fees and expenses
$	to
$	to
TOTAL (AMOUNT FINANCED)

Upon consummation of this transaction, this document will also serve as the authorization for Comerica Bank to disburse the loan proceeds as stated above.

BAZAARVOICE, INC.

By: /s/ Stephan Collins
Name:	Stephen Collins
Title:	CFO

Corporate Resolutions and Incumbency Certification

Authority to Procure Loans

I certify that I am the duly elected and qualified Secretary of BAZAARVOICE, INC., a Delaware corporation (the “Corporation”); that the following is a true and correct copy of resolutions duly adopted by the Board of Directors of the Corporation in accordance with its bylaws and applicable statutes.

Copy of Resolutions:

Be it Resolved, That:

1.	Any one (1) of the following CEO, CFO, General Counsel, VP Finance (insert title) of the Corporation are/is authorized, for, on behalf of, and in the name of the Corporation to:

(a)	Negotiate and procure loans, letters of credit and other credit or financial accommodations from Comerica Bank (“Bank”), a Texas banking association under the terms of that certain Loan and Security Agreement dated as of July 18, 2007, as it may be amended from time to time;

(b)	Discount with the Bank, commercial or other business paper belonging to the Corporation made or drawn by or upon third parties, without limit as to amount;

(c)	Purchase, sell, exchange, assign, endorse for transfer and/or deliver certificates and/or instruments representing stocks, bonds, evidences of Indebtedness or other securities owned by the Corporation, whether or not registered in the name of the Corporation;

(d)	Give security for any liabilities of the Corporation to the Bank by grant, security interest, assignment, lien, deed of trust or mortgage upon any real or personal property, tangible or intangible of the Corporation; and

(e)	Execute and deliver in form and content as may be required by the Bank any and all notes, evidences of Indebtedness, applications for letters of credit, guaranties, subordination agreements, loan and security agreements, financing statements, assignments, liens, deeds of trust, mortgages, trust receipts and other agreements, instruments or documents to carry out the purposes of these Resolutions, any or all of which may relate to all or to substantially all of the Corporation’s property and assets.

2.	Said Bank be and it is authorized and directed to pay the proceeds of any such loans or discounts as directed by the persons so authorized to sign, whether so payable to the order of any of said persons in their individual capacities or not, and whether such proceeds are deposited to the individual credit of any of said persons or not.

3.	Any and all agreements, instruments and documents previously executed and acts and things previously done to carry out the purposes of these Resolutions are ratified, confirmed and approved as the act or acts of the Corporation.

4.	These Resolutions shall continue in force, and the Bank may consider the holders of said offices and their signatures to be and continue to be as set forth in a certified copy of these Resolutions delivered to the Bank, until notice to the contrary in writing is duly served on the Bank (such notice to have no effect on any action previously taken by the Bank in reliance on these Resolutions).

5.	Any person, corporation or other legal entity dealing with the Bank may rely upon a certificate signed by an officer of the Bank to the effect that these Resolutions and any agreement, instrument or document executed pursuant to them are still in full force and effect and binding upon the Corporation.

6.	The Bank may consider the holders of the offices of the Corporation and their signatures, respectively, to be and continue to be as set forth in the Certificate of the Secretary of the Corporation until notice to the contrary in writing is duly served on the Bank.

I further certify that the above Resolutions are in full force and effect as of the date of this Certificate; that these Resolutions and any borrowings or financial accommodations under these Resolutions have been properly noted in the corporate books and records, and have not been rescinded, annulled, revoked or modified; that neither the foregoing Resolutions nor any actions to be taken pursuant to them are or will be in contravention of any provision of the certificate of incorporation or bylaws of the Corporation or of any agreement, indenture or other instrument to which the Corporation is a party or by which it is bound; and that neither the certificate of incorporation nor bylaws of the Corporation nor any agreement, indenture or other instrument to which the Corporation is a party or by which it is bound require the vote or consent of shareholders of the Corporation to authorize any act, matter or thing described in the foregoing Resolutions.

I further certify that the following named persons have been duly elected to the offices set opposite their respective names, that they continue to hold these offices at the present time, and that the signatures which appear below are the genuine, original signatures of each respectively:

(PLEASE SUPPLY GENUINE SIGNATURES OF AUTHORIZED SIGNERS BELOW)

NAME (Type or Print)	TITLE	SIGNATURE

Brett Hurt	CEO	/s/ Brett Hurt

Stephen Collins	CFO	/s/ Stephen Collins

Bryan Barksdale	General Counsel	/s/ Bryan Barksdale

Chris Lynch	VP Finance	/s/ Chris Lynch

In Witness Whereof, I have affixed my name as Secretary and have caused the corporate seal (where available) of said Corporation to be affixed on January 31, 2012.

/s/ Bryan Barksdale
Secretary

The Above Statements are Correct.	/s/ Chris Lynch
SIGNATURE OF OFFICER OR DIRECTOR OR, IF NONE. A SHAREHOLDER OTHER THAN SECRETARY WHEN SECRETARY IS AUTHORIZED TO SIGN ALONE.

Failure to complete the above when the Secretary is authorized to sign alone shall constitute a certification by the Secretary that the Secretary is the sole Shareholder, Director and Officer of the Corporation.